EXHIBIT 23.2
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The Board of Directors
Pay-Fone Systems, Inc.:

We consent to the inclusion of our report dated September 1, 1994, with respect to the consolidated balance sheets of Pay-Fone Systems, Inc. and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the Form S-4 of Paychex, Inc. dated April 14, 1995.

Our report refers to a change in the method of accounting for income taxes.

                                        /s/ KPMG Peat Marwick, LLP


Los Angles, California
April 11, 1995
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